Exhibit 10.3

NOTE AMENDMENT

This NOTE AMENDMENT (this “Amendment”) is entered into as of the Effective Date (as defined below) by and among Global Telecom & Technology, Inc. (the “Company”) and the holders (“Holders”) of the Company’s 10% convertible subordinated notes due on December 31, 2010 issued November 2007 (the “Notes”).

RECITALS

A.           On November 12, 2007 the Company issued $3,528,987 in principal amount of the Notes to certain Holders in exchange for notes of the Company due April 2008, and on November 13, 2007 the Company issued $1,900,000 in principal amount of the Notes to certain Holders in exchange for cash investments.

B.           The Notes provide for subordination of the payment obligations under the Notes to certain other obligations of the Company, up to an aggregate amount of $4,000,000.

C.           The Company is engaged in acquisition activities in order to expand it’s business, and in connection therewith the Company is: (1) seeking to amend its existing credit agreement with Silicon Valley Bank in order to increase the available borrowings thereunder, (2) issuing $750,000 in principal amount of notes to the sellers of WBS Connect in connection with the acquisition thereof by the Company, which notes will be subordinated in right of payment to the Notes, and (3) seeking to raise up to $3,500,000 in principal amount of unsecured promissory notes due in 2011 that will be subordinated in right of payment to the Notes.

D.           In recognition of the benefits that will accrue to the Company as a result of these activities, and in recognition of the benefits that will accrue to Holders in their capacity as holders of Notes, the Company and the Holders agree as follows:

AGREEMENT

1. Amendment.  Effective as of the Effective Date, the Notes are hereby amended by deleting the reference to $4,000,000 in Section 8 thereof and inserting the amount of $8,000,000 in lieu thereof.

2. Effective Date.  In order to become effective, this Amendment must be approved by Holders who hold a majority in principal amount of the Notes, which approval will be evidenced by the execution and delivery of a copy of this Amendment to the Company.  If this Amendment is approved by such Holders, the Company will give all Holders notice that this Amendment has become effective.

3. No Waiver.  Except as expressly stated in this Amendment, nothing in this Amendment shall be deemed to constitute a waiver of compliance with, or other modification of, any term or condition contained in the Notes.

4. Counterparts.  This Amendment may be executed by the Company and the Holders in any number of separate counterparts, each of which when so executed, shall be deemed an original and all said counterparts when taken together shall be deemed to constitute but one and the same instrument.

5. Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the Company and the Holders and their successors and permitted assigns.

6. GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

The Company:
GLOBAL TELECOM & TECHNOLOGY, INC. By: /s/ Name: Eric A. Swank Title: Chief Financial Officer

The Holders:
(in counterpart)

Name (please print):

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